Exhibit 10.4

SECUREWORKS CORP.
2016 LONG-TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
EXECUTIVE FORM
COVER SHEET

SecureWorks Corp., a Delaware corporation (the “Company”), hereby grants performance stock units (the “PSUs”) relating to shares of the Company’s Class A common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth below. Additional terms and conditions of the PSUs are set forth on this cover sheet and in the attached Performance Stock Unit Agreement (together with all exhibits, the “Agreement”) and in the SecureWorks Corp. 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Target Number of Shares of Stock Covered by the PSUs:
Performance Period:
Vesting Schedule:

If you continue in Service (as defined below) on each applicable vesting date, your Earned PSUs, if any, shall vest in [ ] equal annual installments on each of [ ] (each, a “Vesting Date”). Notwithstanding the preceding, if the Certification Date follows the first (1st) anniversary of the Grant Date and if you are in Service on the first (1st) anniversary of the Grant Date, you shall be treated as in Service on the Certification Date for purposes of determining your Earned PSUs, if any, and the level of your vesting in any such Earned PSUs.

By your signature below or by your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (if this is in paper form, a copy of the Plan is attached and if this is in electronic form, a copy of the Plan is available on this website). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan. You must accept your award no later than 4pm Eastern Time, five (5) business days prior to the first Vesting Date or your entire award will be cancelled.

Grantee:		Date:
(Signature)
Company:		Date:
(Signature)
Name:
Title:

Attachment
This is not a stock certificate or a negotiable instrument.

Performance Stock Units

This Agreement evidences an award of PSUs in the target number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.
The number of PSUs, if any, that may be earned pursuant to the terms of this Agreement (the “Earned PSUs”) will be calculated based on the attainment, as determined by the Committee, of the performance goals described in Exhibit A to this Agreement (the “Performance Goals”) over the Performance Period set forth on the cover sheet, which number of Earned PSUs may be equal to all or a portion, including none, of the Maximum Number of PSUs set forth in Exhibit A. If the Performance Goals are not achieved during the Performance Period, you will forfeit all of your PSUs as of the end of the Performance Period, except as otherwise provided in this Agreement.
Promptly following the completion of the Performance Period, and no later than seventy-five (75) days following the end of the Performance Period (the date of such certification, the “Certification Date”), the Committee will review and certify in writing (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved and (ii) the number of PSUs that will become Earned PSUs. Such certification will be final, conclusive, and binding. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Committee reserves the right to adjust the number of Earned PSUs based on the achievement of the Performance Goals downward, including to zero, in its sole discretion.
You will forfeit to the Company all of the PSUs to the extent the specified Performance Goals have not been achieved, and the number of PSUs that will become Earned PSUs are also subject to downward adjustment irrespective of the satisfaction of Performance Goals, in each case as determined by the Committee, effective as of the Certification Date.
You will forfeit to the Company all of the PSUs if your service (as defined herein) terminates for any reasons prior to the last day of the Performance Period.
Notwithstanding the Plan definitions of “Service” and “Service Provider,” for purposes of this Agreement, “Service” shall mean service qualifying a Grantee as a Service Provider to the Company or a Subsidiary, but not to an Affiliate that is not a Subsidiary. The Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or a Subsidiary. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding, and conclusive. If the Grantee’s employment or other Service relationship is with a Subsidiary and the applicable entity ceases to be a Subsidiary, a termination of Service shall be deemed to have occurred when such entity ceases to be a Subsidiary, unless the Grantee transfers his or her employment or other Service relationship to the Company or any other Subsidiary.

Transferability of PSUs
Your PSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the PSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your PSUs.

Vesting of Earned PSUs
Your Earned PSUs, if any, shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service (as defined in this Agreement) on each applicable Vesting Date. You may not vest in more than the number of shares of Stock covered by your Earned PSUs, and the number of Earned PSUs may not exceed [ ]% of your Target Number of PSUs as set forth on the cover sheet of this Agreement.
The determination of the number of Earned PSUs that may vest on each applicable Vesting Date shall be subject to the rounding convention approved by the Committee (or its designee), which convention may rely on rounding down fractional shares.
Notwithstanding your vesting schedule, the Earned PSUs, if any, shall become 100% vested upon your termination of Service on or following the last day of the Performance Period due to your death or Disability. Subject to the Change in Control provisions of this Agreement, no additional portion of your PSUs (or Earned PSUs) shall vest after your Service has terminated for any other reason.

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Change in Control
Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control prior to the Certification Date, if assumed or substituted for, the PSUs shall become (i) earned based upon the greater of (A) deemed attainment of the Performance Goals at target or (B) actual attainment of the Performance Goals as of the Change in Control and (ii) 100% vested, in each case upon your Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control.

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control on or following the Certification Date, if assumed or substituted for, the Earned PSUs shall become 100% vested upon your Involuntary Termination within the twelve (12)-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company, a Subsidiary, or their successors for reasons other than Cause; or (ii) your voluntary resignation for “good reason” as defined in a written employment or other written compensatory agreement between you and the Company or a Subsidiary, or if none, then your voluntary resignation following the occurrence, without your written consent, of one or more of the following: (x) a material reduction in your base salary, target annual or long-term incentive compensation (whether payable in cash or otherwise), or health and welfare benefits, unless such reduction is part of an across-the-board reduction for all employees who are in the same salary grade as you as of the time of such reduction, (y) your demotion of more than one job grade, or (z) relocation of your principal work location to a location more than fifty (50) miles from the work location to which you are currently assigned. For a voluntary resignation to qualify as for “good reason,” you must provide written notice to the Company or its successor of any of the foregoing occurrences within ninety (90) days of the initial occurrence; the Company must fail to remedy such occurrence within the thirty (30)-day cure period following the date of such written notice; and you must resign within sixty (60) days after the Company’s cure period has ended.

Forfeiture of Unvested Earned PSUs
Unless the termination of your Service triggers accelerated vesting or other treatment of your Earned PSUs pursuant to the terms of this Agreement, the Plan, a written employment or other written compensatory agreement between you and the Company or a Subsidiary, or a written compensatory program or policy of the Company or a Subsidiary otherwise applicable to you, you will immediately and automatically forfeit to the Company all of your unvested Earned PSUs in the event your Service terminates for any reason.

Forfeiture of Rights
You understand and agree that if the Company, acting through the Committee, determines that you engaged in Conduct Detrimental to the Company during your Service or during the twelve (12)-month period following the termination of your Service, (i) your unvested PSUs (including unvested Earned PSUs) shall immediately and automatically expire; and (ii) if you have vested in any Earned PSUs during the twenty-four (24)-month period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (a) for any shares of Stock that you have sold prior to receiving notice of the foregoing determination from the Company, the amount will be the proceeds received from any and all sales of those shares of Stock, and (b) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive such notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion). You understand and agree that the forfeiture and/or repayment under this Agreement is separate from and does not preclude the Company from seeking relief based on your conduct that constitutes Conduct Detrimental to the Company.

For purposes of this provision, “Conduct Detrimental to the Company” means:

(i)    You engage in serious misconduct, whether or not such serious misconduct is discovered by the Company prior to the termination of your Service;

(ii)    You breach your obligations to the Company or an Affiliate under any of your written agreements with the Company or an Affiliate; or

(iii)    You engage in Conflicting Activities (as defined below).

For purposes of this Agreement, “Conflicting Activities” means, without advance, express, written consent of the Company’s Chief Legal and Administrative Officer:

(i)    You are or become a principal, owner, officer, director, shareholder, or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

(ii)    You are or become a partner or joint venturer in any business or other enterprise or undertaking with a Direct Competitor;

(iii)    You work or perform services (including contract, consulting, or advisory services) for a Direct Competitor in any geographic area where the Company or an Affiliate materially conducts business, if your services are similar in any material way to the services you performed for the Company or an Affiliate in the twelve (12) months preceding the termination of your Service;

(iv)    Except for communications made on behalf of the Company or an Affiliate in the scope of your Service, you advise, assist, attempt to influence or otherwise induce or persuade (or assist any other person in advertising, attempting to influence or otherwise induce or persuade) any person employed by the Company or an Affiliate to end such employment with the Company or an Affiliate; or

(v)    You solicit, divert, take away, or attempt to solicit, divert or take away, directly or by assistance of others, any business from the clients or customers of the Company or an Affiliate, including actively sought clients or customers, with whom you have or have had material contact during your Service for purposes of providing products or services that are competitive with those provided by the Company or an Affiliate.

For purposes of this Agreement, the term “Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or actively developed by the Company or an Affiliate as of the date your Service ends. By way of illustration, and not by limitation, the following companies are Direct Competitors: Symantec, IBM, Verizon, Accenture, FireEye, Splunk, Cisco, NTT, CrowdStrike, and Rapid7. You understand and agree that the foregoing list of Direct Competitors represents only an illustrative list of the Company’s Direct Competitors as of the date of execution of this Agreement, that other entities are Direct Competitors as of the date of this Agreement, and that other entities may become Direct Competitors in the future.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conflicting Activities but only requires the forfeiture and/or repayment as set forth herein if you engage in Conflicting Activities. If you desire to engage in Conflicting Activities, you agree to seek written consent from the Company’s Chief Legal and Administrative Officer prior to engaging in the Conflicting Activities. If you enter into any business, employment, or service relationship during your Service or within the twelve (12) months following the termination of your Service, you agree to provide the Company sufficient information regarding the relationship to enable the Company to determine whether that relationship constitutes Conflicting Activities. You agree to provide such information within five (5) business days after entering into the business, employment, or service relationship.

Delivery
Delivery of the shares of Stock represented by your vested Earned PSUs shall be made as soon as practicable after the date on which your Earned PSUs vest and, in any event, by no later than March 15th of the calendar year after the applicable Vesting Date.

Evidence of Issuance
The issuance of the shares of Stock with respect to the vested Earned PSUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Withholding
You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the PSUs or the issuance of shares of Stock with respect to the vested Earned PSUs. In the event that the Company or a Subsidiary determines that any federal, state, local, or foreign tax or withholding payment is required relating to the PSUs or the issuance of shares of Stock with respect to the vested Earned PSUs, the Company or a Subsidiary shall have the right to (i) require you to tender a cash payment, (ii) deduct the tax or withholding payment from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the vested Earned PSUs to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or a Subsidiary, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.
You agree that the Company or a Subsidiary shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or a Subsidiary may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Trading Restrictions
If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the date a distribution would otherwise be made pursuant to this Agreement, such distribution shall instead be made as of the earlier of (i) the first date you are not subject to any such policy or restriction and (ii) the later of (A) the last day of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.

Stockholder Rights
You have no rights as a stockholder with respect to the PSUs unless and until shares of Stock relating to the vested Earned PSUs have been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Stock shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan. You may at any time obtain a copy of the prospectus related to your Award pursuant to this Agreement by accessing the prospectus at SecureWorks Corp., One Concourse Parkway NE, Suite 500, Atlanta, Georgia 30328. Additionally, you may receive a paper copy of the prospectus free of charge from the Company by contacting:
Stock Option Administration
SecureWorks Corp.
One Concourse Parkway NE, Suite 500
Atlanta, GA 30328
+1 877 838 7947
Stock_Option_Administrator@SecureWorks.com

No Right to Continued Employment or Other Service
This Agreement and the PSUs evidenced by this Agreement do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or a Subsidiary. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or a Subsidiary, the Company or a Subsidiary, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or a Subsidiary at any time and for any reason.

Corporate Activity
Your PSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Article 16 of the Plan.

Clawback
The PSUs are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the vested Earned PSUs during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Governing Law & Venue
You understand and agree that the Company is a Delaware corporation with global operations and that your PSUs may be part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.
The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Compliance with Foreign Exchange Laws
Local foreign exchange laws may affect your PSUs or the vesting of your Earned PSUs. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant or vesting of the PSUs.

The Plan
The text of the Plan is incorporated into this Agreement by reference.
Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the PSUs. Any prior agreements, commitments, or negotiations concerning the PSUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Disclaimer of Rights
The grant of PSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. PSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Data Privacy
As a condition of the grant of the PSUs, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Notice Delivery
By accepting the PSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its employees.

Code Section 409A
The grant of PSUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.
To the extent that the PSUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of your Separation from Service, (i) you are a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of PSUs that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By accepting this Agreement, you agree to all of
the terms and conditions described above and in the Plan.